Exhibit 20

RICHMAN ASSET MANAGEMENT, INC.

                                                                                            340 Pemberwick Road
                                                                                           Greenwich, CT 06831-4240
                                                                                          TEL: (203) 869-0900, Ext. 310
                                                                                            FAX: (203) 869-1034

INVESTOR REPORT

November 16, 2006

Re: Wilder Richman Historic Properties II, L.P. (the “Partnership”)

Dear Limited Partner:

The operating general partner has informed us that the sale of the property indirectly owned by the Partnership was completed on November 14, 2006.

The operating general partner currently intends to distribute the funds to the Partnership within the next few weeks so that the distribution of sales proceeds, net of any escrows, may be paid to the Limited Partners prior to year end. If the funds can be distributed prior to the end of the year, the Partnership’s accountants have advised us that the Partnership may be able to file a final tax return for 2006. However, there can be no assurance that the distribution of funds or the final tax return can be accomplished this year.

If you have any questions, please do not hesitate to call us.

Very truly yours,

Gina K. Dodge

Gina K. Dodge
Director of Investor Services